AMENDED AND RESTATED
                                 CODE OF ETHICS
                                THE CAMELOT FUNDS
                           (Adopted February 22, 2000)

I.       Statement of General Principles

         This Code of Ethics has been adopted by The Camelot Funds ("The Trust") for the purpose of instructing all employees, officers, directors and trustees of The Trust and/or its investment adviser, The Sachs Company (the "Adviser"), in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to The Trust and the shareholders of The Camelot Funds ("The Fund"). A fiduciary duty means a duty of loyalty, fairness and good faith towards The Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:
                  oThe duty at all times to place the interests of The Trust and its shareholders first;
                  oThe requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and oThe fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with The Trust or its shareholders.
         It is imperative that the personal trading activities of the employees, officers, directors and trustees of The Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.
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                  All personal securities transactions must also comply with the
         Adviser's Insider Trading Policy and Procedures and the Securities and Exchange Commission's Rule 17j-1. Under this rule, no Employee may:
                  oemploy any device, scheme or artifice to defraud The Trust or any of its shareholders; omake to The Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; oengage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon The Trust or any of its shareholders; or oengage in any manipulative practice with respect to The Trust or any of its shareholders.
II.      Definitions
                  A.   Beneficial   Interest:   ownership  or  any  benefits  of
                  ownership, including the opportunity to directly or indirectly
                  profit  or  otherwise  obtain  financial   benefits  from  any
                  interest in a security.

                  B. Compliance Officer: Louis T. Young or, in his absence, the alternate Compliance Officer, Jennifer Dobbins, or their successors in such positions. In the case of a Pre-Clearance request by Louis T. Young, or compliance procedures related to Louis T. Young, the Compliance Officer shall be Jennifer Dobbins.

                  C Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect
                  Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.
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                  D.   Employees:  the employees,  officers, and trustees of
                  The Trust and the employees, officers and directors of the Adviser. The Compliance Officer will maintain a current list of all Employees.

                  E. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of right to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, or 7) with respect to registered open-end investment companies

                  F. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

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                  G.       Securities:  any note, stock, treasury stock, bond,
                  debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies.

                  H. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III.     Employee Restrictions
         A.       Securities Transactions
                  1.       Employees  must conduct all  securities  transactions
                           for Employee  Accounts through the Adviser unless the
                           Compliance Officer authorizes an account with another
                           brokerage firm.
                  2.       The Employee  Restrictions in this Section III do not
                           apply to Exempt Transactions. Employees must remember
                           that regardless of the transaction's status as exempt
                           or not exempt, the Employee's  fiduciary  obligations
                           remain unchanged.
                  3.       While trustees of The Trust are subject at all times
                           to the fiduciary obligations described in this Code,
                           the Employee Restrictions, Trading Guidelines and
                           Compliance Procedures in Sections III, IV and V of
                           this Code apply to trustees whose affiliation with
                           The Trust is solely by reason of being a trustee of
                           The Trust only if the trustee knew, or in the
                           ordinary course of fulfilling the duties of that
                           position, should have known, that during the fifteen
                           days immediately preceding or after the date of the
                           trustee's transaction that the same Security or a
                           Related Security was or was to be purchased or sold
                           for The Fund or that such purchase or sale for The
                           Fund was being considered, in which case such
                           Sections apply only to such transaction.
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                  4.       Employees may not execute a Securities Transaction on
                           a day during  which a purchase  or sell order in that
                           same  Security or a Related  Security is pending for,
                           or is being  actively  considered  on behalf  of, The
                           Fund unless  either the Employee  Transaction  is the
                           opposite of the Fund's  transaction  (e.g.,  Employee
                           purchase and Fund sale) or the transaction is
                           executed along with The Fund's transaction  (a "Block
                           Trade").  A Security is being  actively  considered
                           on behalf of The  Fund if a  portfolio  manager  so
                           notifies  the trading desk or the  Employee  seeking
                           to execute the Securities  Transaction.  A portfolio
                           manager  shall notify the  trading desk in writing if
                           a Security is being actively considered for purchase
                           or sale by The Fund.
                           a.       Securities Transactions executed in
          `                         violation of this prohibition shall be
                                    unwound or, if not possible or  practical,
                                    the  Employee  must disgorge to The Fund the
                                    value received by the  Employee  due  to any
                                    favorable price differential received by the
                                    Employee. For example, if the Employee buys
                                    100 shares at $10 per share, and The Fund
                                    buys 1000 shares at $11 per share, the
                                    Employee will pay $100 (100 shares x $1
                                    differential) to The Fund.
                           b.       If a Block  Transaction is partially filled,
                                    the Block  Transaction  must be allocated on
                                    an  equitable  basis so that no  participant
                                    receives  preferential   treatment  and  all
                                    participants  share  transaction  costs on a
                                    pro  rata   basis.   The   basis   for  such
                                    allocation must be established  prior to the
                                    entering   of  the   order   for  the  Block
                                    Transaction.
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                 5.       Any Securities Transactions in a private placement
                           require the express prior approval of the Compliance
                           Officer.  In connection with a private placement
                           acquisition, the Compliance Officer will take into
                           account, among other factors, whether the investment
                           opportunity should be reserved for The Fund, and
                           whether the opportunity is being offered to the
                           Employee by virtue of the Employee's position with
                           The Trust or the Adviser.  The Compliance Officer
                           shall retain a record of any such authorization and
                           the rationale supporting the authorization. Employees
                           who have been authorized to acquire securities in a
                           private placement will, in connection therewith, be
                           required to disclose that investment if and when the
                           Employee takes part in any subsequent investment in
                           the same issuer.  In such circumstances, the
                           determination to purchase Securities of that issuer
                           on behalf of The Fund will be subject to an
                           independent review by personnel of the Adviser with
                           no personal interest in the issuer.
                  6.       Employees   are   prohibited   from   acquiring   any
                           Securities  in  an  initial  public  offering.   This
                           restriction  is  imposed  in  order to  preclude  any
                           possibility of an Employee profiting  improperly from
                           the  Employee's   position  with  The  Trust  or  the
                           Adviser.
         B.       Other Restrictions
                  1.       Employees are  prohibited  from serving on the boards
                           of directors  of publicly  traded  companies,  absent
                           prior   authorization  in  accord  with  the  general
                           procedures of this Code. The  consideration  of prior
                           authorization will be based upon a determination that
                           the  board  service  will  be  consistent   with  the
                           interests  of The Trust and The Fund's  shareholders.
                           In  the  event  that  board  service  is  authorized,
                           Employees  serving as directors will be isolated from
                           other  Employees  making  investment  decisions  with
                           respect to the securities of the company in question.
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                  2.       No  Employee  may accept from a customer or vendor an
                           amount in excess of $50 per year in the form of gifts
                           or gratuities,  or as compensation  for services.  If
                           there  is a  question  regarding  receipt  of a gift,
                           gratuity or compensation, it is to be reviewed by the
                           Compliance Officer.
IV.      Trading Guidelines
         A. Management of The Trust encourages Employees to actively participate in the securities markets; however, Employees should observe the following guidelines:
                  1.       Employees   shall   attempt  to  avoid   executing  a
                           Securities  Transaction  in a thinly traded  Security
                           within seven (7) calendar  days before a  transaction
                           in the same  Security or a Related  Security has been
                           executed on behalf of The Fund, which is the same
                           direction (i.e., both the Employee and The Fund buy
                           or both sell),or within seven (7) calendar days after
                           a transaction in the same Security or Related
                           Security has been executed on behalf of The Fund,
                           which is in the opposite direction, (i.e., The Fund
                           buys and the Employee sells,  or The Fund sells and
                           the Employee  buys). If the Compliance  Officer
                           determines that a Securities Transaction has occurred
                           within  the seven (7) day period,  the  Compliance
                           Officer will  determine the Security to be thinly
                           traded if the volume of either the Employee
                           transaction or The Fund transaction was equal to or
                           greater  than 20% of the 10 day  average trading
                           volume  of the  Security  for  the 10  days preceding
                           the   day   of   the   transaction   (the
                           "Transaction  Limit").  In  addition,  in the case of
                           trading activity by the Employee or The Fund extended
                           over more than one day in the seven day  period,  the
                           volume of the  aggregate  transactions  in the period
                           shall be compared to a  Transaction  Limit of 40%. If
                           the  Compliance  Officer  determines  that either the
                           Employee transaction or The Fund transaction exceeded
                           the Transaction Limit within the applicable seven day
                           period,  the Employee  transaction  is a  discouraged
                           transaction and will be reversed if possible.  If not
                           reversed,  and the trades were both either a purchase
                           or sale,  the Employee  must disgorge to The Fund the
                           value  received by the Employee due to any  favorable
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                           price  differential  received  by the  Employee.  For
                           example,  if the Employee  buys 100 shares at $10 per
                           share,  and The  Fund  buys  1000  shares  at $11 per
                           share,  the  Employee  will pay $100 (100 shares x $1
                           differential)  to The Fund. If not reversed,  and the
                           trades were in opposite directions, the Employee must
                           disgorge  to  The  Fund  the  value  received  by the
                           Employee  due to  any  favorable  price  differential
                           received by the  Employee.  For example,  if The Fund
                           buys at X  dollars  and  the  Employee  sells  at X+2
                           dollars, then the Employee pays the Fund $2 times the
                           number of shares in the Employee  trade.  If The Fund
                           sells  at Y  dollars  and  the  Employee  buys at Y-3
                           dollars, then the Employee pays The Fund $3 times the
                           number of shares in the Employee trade.
                  2. The Trading  Guidelines  of this Section IV do not apply to
Exempt Transactions.
V.       Compliance Procedures
         A.       Employee Disclosure and Certification
                  1.       Within   ten  (10)  days  of  the   commencement   of
                           employment  with  The  Trust  or  the  Adviser,  each
                           Employee  must  certify  that he or she has  read and
                           understands  this Code and recognizes  that he or she
                           is  subject to it, and must  disclose  the  following
                           information  as of the  date  the  person  became  an
                           Employee:   a)  the  title,   number  of  shares  and
                           principal  amount  of  each  Security  in  which  the
                           Employee  has a Beneficial  Interest  when the person
                           became an Employee,  b) the name of any broker/dealer
                           with whom the Employee maintained an account when the
                           person became an Employee, and c) the date the report
                           is submitted.
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                  2.       All Employees will complete an annual  certification
                           that the Employee has read and understands this Code, that he or she has complied with the requirements of this Code and has disclosed or reported all personal
                           Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.
                           In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee has any Beneficial
                           Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and 3) the date the report is submitted.

                  3.       All Employees must direct their broker, dealer or
                           bank to send duplicate copies of all confirmations
                           and periodic account statements directly to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction
                           Report form provided by The Trust or the Adviser, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Securities Transaction Report shall also identify any trading account established by the Employee during the quarter with a broker, dealer or bank.
         B.       Compliance
                  1. The trading desk will not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for The Fund, or is being actively considered on behalf of The Fund.
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                  2.       On a  quarterly  basis the  Compliance  Officer  will
                           review all confirmations to determine, among other things, whether The Fund owned the Security at the time of the transaction or purchased or sold the Security on the same day as or within seven (7) days of the transaction and report any violations and discouraged transactions to the Trust's Board of Trustees. The Employee's quarterly reports and annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.
                  3.       If an Employee violates the Employee  Restrictions of
                           Section III of this Code, the Compliance Officer will report the violation to management personnel of The Trust and the Adviser for appropriate remedial action
                           which,  in  addition  to  the  actions   specifically
                           delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with The Trust and/or the Adviser.
                  4. The management personnel of The Trust will prepare an annual report to The Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to The Trust's board of trustees that the Adviser and Trust have each adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of the Employee Restrictions of Section
                           III of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.